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                                                               EXHIBIT 99.(a)(4)


                              [ZAPATA LETTERHEAD]





                           OFFER TO PURCHASE FOR CASH

                                       by

                               ZAPATA CORPORATION

                                     up to

                     15,000,000 SHARES OF ITS COMMON STOCK

                                       at

                              $4.50 NET PER SHARE

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THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FEBRUARY 20, 1997, UNLESS THE OFFER IS EXTENDED.

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                                                                January 14, 1997


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Zapata Corporation (the "Company") is offering to purchase up to 15,000,000 shares of its Common Stock, par value $0.25 per share (the "Shares"), at a price of $4.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 14, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         THE OFFER IS CONDITIONED UPON A MINIMUM OF 10,000,000 SHARES BEING TENDERED. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5 OF THE OFFER TO PURCHASE.





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         Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

         1.      The Offer to Purchase, dated January 14, 1997;

         2. The Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Shares);

         3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

         4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6.      A return envelope addressed to the Depositary.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 1997, UNLESS THE OFFER IS EXTENDED.

         In order to accept the Offer, (i) a duly executed and properly completed letter of Transmittal with any required signature guarantees or any other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

         The Company will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request,





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reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

         Any questions or requests for assistance may be directed to the Information agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and phone numbers listed on the back cover of the enclosed Offer to Purchase.

                                     Very truly yours,

                                     /s/ AVRAM A. GLAZER
                                     -----------------------------------------
                                         President and Chief Executive Officer


Enclosures



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         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE
YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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